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                                                                EXHIBIT (4)(vii)


                     [AMERICAN GENERAL ANNUITY LETTERHEAD]


                   MARKET VALUE ADJUSTMENT OPTION ENDORSEMENT


This Endorsement modifies the Contract to which it is attached by adding a market value adjusted option ("MVA Option") to the investment options otherwise available under the Contract during the Contract's Accumulation Period.

1. EFFECTIVE DATE. The effective date of this Endorsement is the Issue Date of the Contract unless another date is shown below.

2. MINIMUM BENEFITS. The paid up annuity, cash surrender or death payment available under the Contract, including this MVA Option, will not be less than the minimum benefits required by any statute of the state in which the Contract is delivered.

3. DEFINITIONS. The following definitions will govern the interpretation of this Endorsement:

     MVA BAND: A single MVA allocation that will be credited with the stated MVA Interest Rate for the identified MVA Term.

     MVA INTEREST RATE: The effective annual interest rate credited during the applicable MVA Term. The MVA Interest Rate will be declared in advance of the applicable MVA Term. Interest is credited to the Owner's MVA Option daily. All interest rates quoted are effective annual rates. This is the yield that results after interest has compounded daily for a full year.

     The Company sets interest rates according to the following guidelines:

     o An amount allocated to the MVA Band will earn interest at the applicable MVA Interest Rate for the MVA Term. For subsequent MVA Terms, the Company will declare the MVA Interest Rate before the beginning of each MVA Term.

     o The Company guarantees the Owner's MVA Option will earn at least the minimum interest rate applicable to fixed interest options in the Contract, regardless of future economic conditions.

     MVA OPTION: The market value adjusted investment option added to the Contract by this Endorsement.

     MVA TERM: The period of time for which the MVA Interest Rate is guaranteed and during which a market value adjustment will be applied to any withdrawals. The Owner may select from one or more MVA Terms at any time for an amount that is not less than the minimum amount described in this Endorsement. This amount may include a new Purchase Payment to the Contract and/or amounts transferred from one or more other options available under the Contract. Any transfer from another Contract option will be subject to any limitations imposed under the Contract. However, the Company may, from time to time, waive any such restrictions in a manner that is not unfairly discriminatory to any person. The Owner may not elect an MVA Term that extends beyond a scheduled annuity commencement involving part or all of the amounts to be held under the MVA Band.




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     MVA ANNUITY VALUE: The amount available to be applied to an annuity option offered under the Contract, equal to:

     o    The amounts allocated to this MVA Option, for any and all MVA Bands;

     o    Plus all interest earned under this MVA Option;

     o    Minus any deductions otherwise applied under the Contract;

     o Minus any previous withdrawals from any and all MVA Bands and related surrender charges (contingent deferred sales charges) under the Contract.

     MVA WITHDRAWAL VALUE: The amount the Owner will receive under this MVA Option, upon full withdrawal, will be equal to:

     o    The MVA Annuity Value;

     o Plus or minus the market value adjustment (see paragraph 7 of this Endorsement);

     o    Minus any surrender charge applicable under the Contract;

4. OWNER RIGHTS UNDER THIS ENDORSEMENT. The Owner will have all rights described in the Contract under this MVA Option, subject to the rules and limitations described in the Contract or in this Endorsement.

5. ALLOCATIONS TO MVA OPTION. The Owner may allocate or reallocate amounts under the Contract to the MVA Option, for one or more MVA Bands with the same or different MVA Terms, subject to any requirements and limitations described in this Endorsement or in the Contract. Except as otherwise provided in this Endorsement, once funds have been allocated to an MVA Band, no additional Purchase Payments or transfers may be made to that MVA Band. Multiple transfers or deposits to the MVA Option for a single MVA Band may be permitted if the Company receives them on the same day. The minimum amount to establish each MVA Band is $5,000 for Non-Qualified Contracts and $2,000 for Qualified Contracts.

6. DATE OF WITHDRAWAL. For purposes of determining the market value adjustment, all withdrawals from the MVA Option will be deemed to have occurred on the date that the Company receives the withdrawal request, unless the Owner specifies a later date in the request.

7. MARKET VALUE ADJUSTMENT. Except as otherwise provided in this Endorsement, any withdrawal from an MVA Band, including transfers from the MVA Band to other available options in the Contract (including a different MVA Band), will be subject to the application of a market value adjustment, except during the 30 days following the end of an MVA Term applicable to that MVA Band.

     The effect of the market value adjustment may be positive or negative. If, on the date of a withdrawal, the index rate described below (plus 0.5%) is higher than that index rate as of the inception date of the MVA Term, the effect of the market value adjustment will be negative. If, on the date of a withdrawal, the index rate (plus 0.5%) is lower than that index rate as of the inception date of the MVA Term, the effect of the market value adjustment will be positive. Any negative adjustment will be waived to the extent that it would decrease the withdrawal value below the minimum guaranteed value described in the definition of MVA Interest Rate.



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     The market value adjustment is determined by the formula below, using the following factors:

     o A is an index rate determined at the beginning of each MVA Term, for a security with time to maturity equal to that MVA Term;

     o B is an index rate determined at the time of withdrawal, for a security with time to maturity equal to the current MVA Term;

     o N is the number of months remaining in the current MVA Term (rounded up to the next higher number of months); and,

     o The index rates for A and B will be the U.S. Treasury Yield as quoted by Bloomberg or a comparable financial market news service, for the maturity equal to the MVA term, using linear interpolation as appropriate.

     The market value adjustment will equal:

     The amount surrendered (including any applicable surrender charge) or transferred out prior to the end of the MVA Term multiplied by:

                                                  (N/12)
                       [(1 + A) / (1 + B + 0.005)]      -1

     The market value adjustment will be added to or deducted from the amount being withdrawn or transferred.

     Index rates for any calendar month will equal the average of index rates for the last 5 trading days of the previous calendar month.

     If the U. S. Treasury Yield is discontinued or its calculation changed significantly, the Company will, subject to any required regulatory approval, utilize a suitable replacement index.

8. SURRENDER CHARGE. In addition to any positive or negative market value adjustment, any surrender charge which would otherwise apply under the Contract will be calculated pursuant to the terms of the Contract and deducted from any amount withdrawn which exceeds the amount of any permitted free withdrawals as described in the Contract.

9. PARTIAL WITHDRAWALS. The Owner may withdraw a portion of the MVA Annuity Value any time after the Effective Date of this Endorsement for withdrawal from the Contract or for transfer to another option under the Contract, which could include another MVA Band. Withdrawal requests must be for a minimum determined by the Company but not more than $500. The Owner's withdrawal, plus or minus the market value adjustment, plus any surrender charge, will be deducted from the Owner's MVA Annuity Value. To the extent that a partial withdrawal request would cause the value of an MVA Band to be less than an amount determined by the Company but not more than $2,000, that portion of the request will be denied unless the Owner agrees to withdraw all amounts from the MVA Option, either for withdrawal from the Contract, where permitted, or for transfer to another Contract investment option that the Owner selects.

10. ANNUITIZATION. If the Owner elects to apply some or all of the MVA Annuity Value under the Owner's Contract to an annuity option, that amount can be applied to a fixed annuity option, a variable annuity option, or a combination of both, without application of the market value adjustment.



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11.  SUBSEQUENT MVA TERMS. At the end of any MVA Term, a subsequent MVA Term will begin for the MVA Band. Each subsequent MVA Term for the MVA Band will be of the same duration as the previous MVA Term, unless the Owner notifies the Company in writing before the end of the then-current MVA Term that the Owner is selecting an MVA Term of a different duration. The Owner may not elect an MVA Term that extends beyond a scheduled annuity commencement involving part or all of the amounts to be held under the MVA Band. The MVA Interest Rate credited during a subsequent MVA Term will be the rate in effect on the date that subsequent MVA Term begins. The Owner may take a full or partial withdrawal of the affected amount without a market value adjustment within 30 days following the end of an MVA Term (i.e., during the first 30 days of a subsequent MVA Term).

12. LOANS, AUTOMATIC ALLOCATIONS, AUTOMATIC WITHDRAWALS AND OTHER AUTOMATIC TRANSACTIONS AFFECTING CONTRACT OPTIONS. Loans are not available from the MVA Option. However, if the Contract contains a loan feature, the MVA Annuity Value will be considered when determining the amount of any loan available from options other than the MVA Option. Automatic allocations to the MVA Option, or automatic withdrawals from or transactions involving the MVA Option, will not be processed without the Owner's direction and the Company's consent.

13. WITHDRAWALS FROM MULTIPLE MVA BANDS. In the event that the Owner has allocated amounts to multiple MVA Bands, the Company reserves the right to establish uniform ordering rules with respect to partial withdrawals from the MVA Option, subject to any requirements or limitations under the laws of the state in which the Contract is issued.

14. DISTRIBUTIONS REQUIRED BY LAW, OR UPON THE OWNER'S DEATH. The Company reserves the right to waive any otherwise applicable market value adjustment in the event that a distribution is required by the Contract, by the plan under which the Contract is issued, or under the Internal Revenue Code. The market value adjustment will not apply to a distribution following the Owner's death, or if the Owner is not a natural person, upon the death of the Annuitant designated under the Contract.

15. DEFERRAL OF CASH SURRENDER OR WITHDRAWAL. The provisions of the section in the Contract captioned "Suspension or Deferral of Payment Provision" do not apply to assets allocated to the MVA Option.




                             /s/ MARY L. CAVANAUGH


                                   SECRETARY


Endorsement Effective Date:
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